Exhibit 10.2

PURCHASE AGREEMENT

dated as of

October 16, 2026

among

THE HERTZ CORPORATION

 and

THE INVESTORS (AS DEFINED HEREIN)

TABLE OF CONTENTS

i

Schedules
Schedule I	Investors

ii

Exhibits
Exhibit A	Form of Post-Closing LLC Agreement
Exhibit B	Form of Hertz Services Agreement
Exhibit C	Form of Equity Plan
Exhibit D	Form of Assignment Instrument

iii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of October 16, 2026, by and among the investors listed in Schedule I hereto (the “Investors”) and The Hertz Corporation, a Delaware corporation (“THC” and “Seller”).

W I T N E S S E T H:

WHEREAS, Oro Mobility Holdings, LLC (formerly known as Hertz Mobility Holdings, LLC), a Delaware limited liability company (the “Company”) conducts, directly and indirectly through its Subsidiaries, the Oro Business;

WHEREAS, Seller, directly or indirectly, owns all of the issued and outstanding Equity Interests of the Company;

WHEREAS, pursuant to that certain Contribution Agreement dated October 16, 2026 (the “Contribution Agreement”) by and among THC, Hertz Transporting, Inc. (“HTI”) and the Company, (i) THC contributed certain assets to the Company and the Company assumed certain liabilities related to the Oro Business and (ii) THC assigned certain Equity Interests in the Company to HTI, in each case, upon the terms and subject to the conditions set forth therein;

WHEREAS, the Investors desire to acquire, and Seller desires to sell, certain Equity Interests of the Company upon the terms and subject to the conditions set forth herein, such that after giving effect to the transactions contemplated hereby, the Investors will, collectively, own a number of Class A Common Units representing approximately 15.86% of the outstanding Common Units and 50% of the outstanding voting capital interests in the Company; Seller and HTI will, together, own a number of Class B Common Units and Class C Common Units representing approximately 84.14% of the outstanding Common Units and 50% of the outstanding voting capital interests in the Company, in each case, before accounting for the Management Incentive Pool (as defined in the Post-Closing LLC Agreement) as further set forth in (and subject to) the Post-Closing LLC Agreement, and that the Company shall be governed by the Post-Closing LLC Agreement as of and following the Closing; and

WHEREAS, it is intended for the transactions contemplated by this Agreement to be treated for U.S. federal income tax purposes as described in Section 6.02.

NOW, THEREFORE, for other good and valuable consideration, each of the parties hereto, intending to be legally bound, agrees as follows:

Article 1
Definitions

Section 1.01. Definitions.  As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, that (a) neither Seller nor any of its respective Affiliates nor the Investors nor any of their Affiliates shall be deemed to be an Affiliate of the other or of the Company, (b) no Person (or any of its Affiliates) holding a direct or indirect minority investment in the Company shall be deemed to be an Affiliate of the Company or the Investors or any of their respective Affiliates solely by virtue of such minority investment and (c) when used with respect to an Investor, “Affiliate” shall include Certares Management Holdings LLC (in the case of CK), Knighthead Capital Management LLC (in the case of Knighthead or CK), Cohen Private Ventures, LLC (in the case of CPV) and GCM Investments GP, LLC (in the case of GCM), as applicable; provided, however, that, other than for the purposes of the definitions of “Investor Indemnified Parties” and “Hertz Indemnified Parties”, Section 5.03, Article 7 and Section 8.15, it shall not include (i) any former, current or future equityholders, co-investment vehicles, limited partners, directors, officers, general partners, members, managers or employees of (A) such Investor or (B) any investment fund advised, managed or jointly advised or jointly managed by such Investor, or any of their respective Affiliates or (ii) any portfolio company of such Investor or of any investment fund advised, managed or jointly advised or jointly managed by the Affiliates of such Investor.  For greater certainty, none of CK, Knighthead, CPV or GCM shall be deemed to be Affiliates of THC or its Affiliates.  The terms “Affiliated” and “Affiliation” shall have correlative meanings.

“AML Laws” means all Applicable Laws of any jurisdiction applicable to any Person from time to time concerning or relating to anti-money laundering and countering the financing of terrorism.

“Ancillary Agreements” means the Contribution Agreement, the Post-Closing LLC Agreement, the Hertz Services Agreement, and the Fleet Lease Agreement.

“Anti-Corruption Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Applicable Law” or “Law” means any applicable transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority of competent jurisdiction, as amended.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CK” means CK Oro, LLC.

“Class A Common Units” has the meaning set forth in the Post-Closing LLC Agreement.

“Class B Common Units” has the meaning set forth in the Post-Closing LLC Agreement.

“Class C Common Units” has the meaning set forth in the Post-Closing LLC Agreement.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company, each Subsidiary of the Company and any other Person that is controlled directly or indirectly by the Company.

“Common Units” has the meaning set forth in the Post-Closing LLC Agreement.

“Contract” means any commitment, contract, subcontract, agreement, lease, sublease, license, sublicense, understanding, sales order, purchase order, instrument, indenture, note or any other legally binding commitment or undertaking, whether oral or written.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“CPV” means CPV Oro, LLC.

“Debt” means, with respect to any Person, (a) all debt of such Person for borrowed money or for the deferred purchase price of property or services, or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) all obligations of such Person which are evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as capital leases, (d) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as a sale-leaseback transaction or leveraged lease, (e) all obligations of such Person in respect of letters of credit or similar instruments, bankers’ acceptances, surety, performance bonds or other bonds, (f) all reimbursement obligations of such Person relating to bankers’ acceptances, surety, performance or other bonds or similar instruments, in each case to the extent called, drawn or otherwise payable, (g) all obligations of such Person secured by a Lien on any of its assets or properties, whether or not the obligation secured thereby has been assumed, (h) all obligations of such Person in respect of customer deposits or commitments to repay deposits or other amounts advanced by and owing to third parties, (i) all obligations of such Person under any interest rate, currency or other hedging agreement, (j) all obligations of such Person in connection with any factoring of receivables or securitization programs, and (k) with respect to any obligation of a type described in clauses (a) through (j) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto and (l) all direct or indirect guarantees (including “keep well” arrangements, support agreements and similar agreements) with respect to Debt of any other Person referred to in clauses (a) through (k) above.

“Environmental Laws” means any Applicable Law relating to public or worker health or safety (to the extent relating to exposure to Hazardous Substances), pollution or protection of the environment or the handling, storage, generation, use, disposal, release or threatened release of Hazardous Substances, including pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substances, wastes or materials.

“Equity Interest” means any (a) shares or units of capital stock or voting or other equity securities, (b) membership interests or units, (c) other interest or participation (including phantom shares, units or interests or equity appreciation rights or equity-based performance units or contracts) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (d) subscriptions, calls, warrants, options, restricted shares, contingent value rights, rights of first refusal, preemptive or similar rights, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire, any of the interests described in the foregoing clauses (a) through (c), or (e) securities convertible into or exercisable or exchangeable for any of the interests described in the foregoing clauses (a) through (d) or any other equity securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Fleet Lease Agreement” means a Fleet Lease Agreement, dated as of October 16, 2026, by and between the Company and THC.

“GAAP” means generally accepted accounting principles in the United States.

“GCM” means GCM Grosvenor Strategic Credit, L.P.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, territorial or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof or arbitral tribunal (public or private).

“Guarantee and Lien Release” means the letter agreement, dated as of October 16, 2026, from Barclays Bank PLC, as administrative agent and collateral agent under Hertz’s existing credit agreement with Barclays Bank PLC and the other parties thereto, to THC, pursuant to which Barclays Bank PLC, in such capacities, confirms the release of the subsidiary guaranty and its security interest, and authorizes the filing of the related UCC-3 termination statements.

“Hazardous Substance” means any substance, waste or material listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or words of similar import or regulatory effect, or for which liability or standards of conduct may be imposed, under any law pertaining to the environment, including petroleum, polychlorinated biphenyls, per- or polyfluoroalkyl substances and asbestos.

“Hertz Basket” means $808,919.75.

“Hertz Cap” means $8,089,197.51.

“Hertz Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) pension, retirement, profit-sharing, savings, health, disability, life insurance, welfare, bonus, incentive, commission, stock option or other equity or equity-based, deferred compensation, severance, retention, employment, change of control or (iii) other compensation or benefit plan, policy, program, arrangement, contract or agreement, in each case that is maintained, sponsored, or contributed to or required to be contributed to by Seller or any of their respective Affiliates for the benefit of any Oro Business Employee.

“Hertz Fundamental Reps” means the representations and warranties contained in Sections 3.01, 3.02, 3.03 and 3.19.

“Hertz Indemnified Parties” means Seller, their respective Affiliates, and their respective successors and assigns and its and their respective directors, officers and employees.

“Hertz Material Adverse Effect” means any change, effect, event, state of facts, circumstance or occurrence that (x) is or would reasonably be expected to be, materially adverse to the condition, business or results of operations of the Company Group or the Oro Business, taken as a whole, or (y) would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby excluding, in the case of clause (x), any effect resulting from (a) changes in GAAP or changes in the regulatory accounting standards, principles or requirements (or in the enforcement, implementation or authoritative interpretations thereof) applicable to any industry in which the Oro Business operates, (b) changes in the general economic, regulatory or political conditions generally and any anti-dumping actions, tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in the United States or any other country or region in the world, (c) changes in the financial or securities markets, including in interest rates or currency exchange rates, (d) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Oro Business operates or the industries in which suppliers, customers or collaboration partners of the Oro Business operate, (e) acts of war, sabotage or terrorism, cyber-attacks or natural disasters (including earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”) or any escalation or worsening thereof, (f) the negotiation of this Agreement, (g) the announcement or pendency of the transactions contemplated hereby or the identity of the Investors or any other facts or circumstances relating to the Investors, (h) any failure to meet any internal, analyst or industry estimates, forecasts or projections for any period (it being understood that the underlying facts giving rise or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Hertz Material Adverse Effect, unless it is otherwise excluded from the definition thereof pursuant to any other clause), or (i) any action taken by Seller that is required, expressly contemplated or permitted pursuant to this Agreement, except in the case of clauses (a), (b), (c), (d) and (e) to the extent that such adverse changes, effects, events, states of facts, circumstances or occurrences have a disproportionately adverse impact on the Oro Business as compared to other participants in the industry in which the Oro Business operates (in which case, only the incremental disproportionate effect or effects may be taken into account in determining whether there has been a Hertz Material Adverse Effect).

“Hertz Services Agreement” means the Hertz Services Agreement to be entered into at Closing substantially in the form attached as Exhibit B.

“Intellectual Property Rights” means any and all intellectual property or similar proprietary rights throughout the world, including (a) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) issued, registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such patent or patent application

(collectively, “Patents”), (b) trademarks, service marks, trade dress, logos, domain names, social media accounts and handles, trade names, corporate names and all other designations of commercial source or origin (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith (collectively, “Trademarks”), (c) works of authorship, copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (d) computer programs, software, firmware, middleware, applications and other code (including source code, object code, libraries, APIs, tools, compilers, scripts, files, algorithms, models, operating systems and all documentation therefor including specifications) (collectively, “Software”), (e) trade secrets, confidential information, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes and techniques, specifications, designs, formulas, and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) research and development information and know-how (collectively, “Know-How”), (f) rights in data, databases and data collections, (g) rights of publicity, privacy and endorsement, (h) industrial designs and registrations and applications for registration thereof throughout the world and (i) all rights to collect royalties, fees and otherwise exploit and to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Investor Basket” means $808,919.75.

“Investor Cap” means $8,089,197.51.

“Investor Cash Payment Amount” means an amount equal to $80,891,975.10.

“Investor Fundamental Reps” means the representations and warranties contained in Sections 4.01, 4.02 and Section 4.08.

“Investor Material Adverse Effect” means any change, effect, event, state of facts, circumstance or occurrence that materially impairs or delays, or would reasonably be expected to materially impair or delay, the transactions contemplated by this Agreement or any of the Ancillary Agreements or the Investors’ ability to perform or comply with their respective obligations hereunder or thereunder.

“IT Systems” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets or other equipment storing or processing information, including all associated documentation related to any of the foregoing.

“Knighthead” means, collectively, KHMO Oro, LLC, Knighthead (NY Fund), L.P., KH Bluestem KMF, LLC, KHAL Bridger, Inc., Knighthead Annuity & Life Assurance Company, and KDOF Oro, LLC.

“knowledge of Hertz,” “Hertz’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Doria Holbrook or Andrea Feinstein after reasonable inquiry.

“knowledge of the Investors,” “Investors’ knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the undersigned signatory of such Investor after reasonable inquiry.

“Lead Investor” means CPV.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, statutory or deemed trust, preferential right to purchase, third party consent to transfer, security interest or encumbrance in respect of such property or asset, right of first offer, option, right of first refusal, easement, claim, indenture, rights of way, restrictions on the use of real property, encroachments, licenses, leases to third parties, security agreements, or other adverse claim of any kind in respect of such property or asset, including, in the case of any shares of capital stock, units, or membership interests, any limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares, units or membership interests).

“OFAC” means Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation, formation or organization or other similar documents evidencing the formation of such Person and the by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or other similar organizational documents of such Person.

“Oro Asset” has the meaning set forth in the Contribution Agreement.

“Oro Balance Sheet” means the balance sheet of the Oro Business as of the Oro Balance Sheet Date.

“Oro Balance Sheet Date” means August 31, 2026.

“Oro Business” has the meaning set forth in the Contribution Agreement.

“Oro Business Employee” means any employee of the Company Group (determined as of the Closing Date).

“Oro IP” means any and all Intellectual Property Rights owned by, or purported to be owned by, the Company or its Subsidiaries including, for clarity, any and all Intellectual Property Rights included in the Oro Assets.

“Oro Registered IP” means any Oro IP that is registered, issued or applied-for including any and all (a) issued Patents and patent applications (including provisional applications); (b) registered Trademarks and applications for Trademark registration; (c) registered copyrights and applications for copyright registration; and (d) Internet domain name registrations and social media accounts, in each case of (a) to (d), to the extent included in the Oro IP.

“Percentage Interest” means, with respect to an Investor, the percentage set forth next to such Investor’s name in Schedule I.

“Permit” means any license, permit, approval, consent, certification, franchise, registration, grant, or authorization that has been issued by or obtained from any Governmental Authority.

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens for labor provided in the ordinary course of business with respect to any amounts not yet due and payable as of the Closing Date, (b) Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable accounting principles, (c) Liens securing rental payments under capital lease agreements, (d) Liens on real property that (i) are matters of public record and (ii) do not materially detract from the value of, or otherwise impair or interfere with, the present uses or occupancy of such real property, (e) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property; provided that such agreements do not contain any rights of first refusal, rights of first offer or purchase options, (f) Liens constituting non-exclusive licenses of Intellectual Property Rights granted to customers, vendors or service providers in the ordinary course of business, (g) Liens referred to in the Oro Balance Sheet and set forth on the Hertz Disclosure Schedule and (h) Liens described in Section 1.01(a) of the Hertz Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing LLC Agreement” means an amended and restated limited liability company agreement of the Company substantially in the form attached as Exhibit A.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such Straddle Period beginning on the first day of such Straddle Period and ending on and including the Closing Date.

“Retained Business” means any business now, previously or hereafter conducted by THC and its Subsidiaries, other than the Oro Business.

“Sanctioned Country” means any country or region that is, or has been at any time since April 24, 2019, the subject or target of a comprehensive embargo under Sanctions or Export Control Laws (including, as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic,” and non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Sanctions, including: (a) any person or entity listed on any applicable Sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) a Governmental Authority of, located in, resident in, or organized under the Applicable Laws of a country or territory that is the subject of comprehensive Sanctions (at present, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea), or a Governmental Authority of a Sanctioned

Country or Venezuela; or (c) any person or entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by any of the foregoing.

“Sanctions” means any applicable economic, financial sanctions laws, regulations, embargoes or other restrictive measures enacted, administered, implemented and/or enforced from time to time by any Sanctions Authority or an agency thereof.

“Sanctions Authority” means any competent authorities of: (a) the United States of America, (b) the European Union, or (c) the United Nations Security Council, or any other Governmental Authority with jurisdiction over a Person, in each case in charge of the enactment, administration, implementation, and enforcement of Sanctions.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” means any federal, state, local, foreign or other tax, levy, impost, duty, fee, assessment or other governmental charge of any kind whatsoever (including income, profits, premium, disability, alternative minimum, add-on minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, gross receipts, franchise, capital stock, net worth, ad valorem, severance, capital levy, production, transfer, documentary, registration, recording, real property transfer and gains, license, environmental, windfall profits, customs, employment, social security (or similar), employer health, unemployment compensation, payroll-related and real and personal property taxes), import duties, levy, impost, duty, governmental fee or assessment or other governmental assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person) together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition, administration or collection of any of the foregoing.

“Tax Return” means any federal, state, local, foreign or other applicable return, report, claim for refund, information return or statement or other document (including any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the U.S. Internal Revenue Service, or any other Taxing Authority in connection with the determination, assessment, payment or collection of any Tax of any Person or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” means, without duplication, all liabilities (except for any Taxes) incurred by any party hereto and their Affiliates (which in the case of Seller shall include the Company and its Subsidiaries for all periods prior to the Closing) for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants or other advisors, and any fees payable by such parties to

Governmental Authorities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Applicable Law.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	6.02(c)
Agreement	Preamble
Closing	2.02
Company	Recitals
Company Securities	3.03
Contracting Party	8.15
Contribution Agreement	Recitals
Contribution Transfer Taxes	6.01(a)
Damages	7.02(a)
e-mail	8.01
Equity Plan	5.06
Hertz Disclosure Schedule	8.13
Hertz Insurance Policies	3.20(a)
Hertz Required Consents	3.06
Hertz Warranty Breach	7.02(a)
HTI	Recitals
Indemnified Party	7.03(a)
Indemnifying Party	7.03(a)
Investor	Preamble
Investor Equity Acquisition	Recitals
Investor Indemnified Parties	7.02(a)
Investor Warranty Breach	7.02(b)(i)
Investors’ Representative	8.05(a)
Non-Recourse Party	8.15
Oro Business Data	3.15(f)
Oro Contracts	3.10(a)
Oro Facilities	3.14(b)
Oro IT Systems	3.15(f)
Patents	1.01
Permits	3.12
Potential Contributor	7.06
Related Party	3.10(a)(viii)
Seller	Preamble

Software	1.01
Tax Benefit	7.05(a)
Taxing Authority	1.01
THC	Preamble
Third Party Claim	7.03(a)
Trademarks	1.01
Transfer Taxes	6.01(a)
Valuation Statement	6.02(c)

Section 1.02. Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “or”, “either” and “any” shall not be construed as exclusive.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to “dollars” or “$” means United States dollars.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” shall be deemed also to include any and all Applicable Law. Wherever from the context it appears appropriate, pronouns stated in the masculine, feminine or neuter shall include the masculine, feminine and neuter.  The provisions of this Agreement shall apply to successive events and transactions.  If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period for such notice or action shall automatically be extended to the next Business Day following such day.

Article 2
Purchase and Sale of Equity Interests

Section 2.01. Investor Equity Acquisition.  At the Closing, the Investors shall acquire, in the aggregate, 15,854,778 Class A Common Units from THC for an aggregate amount equal to the Investor Cash Payment Amount, which shall be paid in cash as provided in Section 2.02 and shall be paid by each Investor in the amount set forth next to such Investor’s name in Schedule I.

Section 2.02. Closing.  The closing (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York or remotely by exchange of documents and signatures (or their electronic counterparts) at 9 a.m. on October 19, 2026, or such other date and time the parties hereto may agree in writing.  At the Closing:

(a)       the Investors shall deliver their respective portions of the Investor Cash Payment Amount in the amounts set forth next to each Investor’s name in Schedule I, in immediately available funds by wire transfer to the accounts designated by Seller at least three Business Days prior to the Closing by notice to the Lead Investor;

(b)       Seller shall transfer a number of Equity Interests to each Investor indicated in Schedule I, such that immediately following the Closing, the Post-Closing LLC Agreement shall be in effect and (x) the Investors will own, in the aggregate, 15,854,778 Class A Common Units and (y) Seller and HTI shall own, in the aggregate, 15,854,778 Class B Common Units and 68,290,444 Class C Common Units;

(c)       Seller shall have delivered the Guarantee and Lien Release, duly executed by Barclays Bank PLC, together with evidence that the UCC-3 termination statements referred to therein have been filed;

(d)       the transactions contemplated by that certain Note Purchase Agreement, dated as of the date hereof, by and among Seller and the noteholders named therein shall have been consummated;

(e)       Seller shall deliver to the Company and each Investor a properly completed and duly executed Internal Revenue Service Form W-9 certifying that Seller is a United States person within the meaning of Section 7701(a)(30) of the Code and is exempt from backup withholding;

(f)       each Investor shall deliver to each of the Company and Seller a properly completed and duly executed Internal Revenue Service Form W-9 certifying that it is exempt from backup withholding;

(g)       Seller shall deliver to the Company and the Investors a duly executed counterpart of each Ancillary Agreement to which Seller is a party;

(h)       each Investor shall deliver to the Company and Seller a duly executed counterpart of each Ancillary Agreement to which such Investor is a party;

(i)       Seller shall deliver to the Investors a duly executed counterpart of each Ancillary Agreement to which the Company is a party;

(j)       Seller shall pay or cause to be paid the legal fees and expenses provided for in Section 8.03, in immediately available funds by wire transfer to the accounts designated by White & Case LLP at least three Business Days prior to the Closing by notice to the Investors;

(k)       Seller shall deliver to the Investors a certificate, dated as of the Closing Date and signed by an authorized officer of Seller, certifying that (i) the Hertz Fundamental Reps are true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty is made as of a specified date, in which case it shall be true and correct as of such date), (ii) all other representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty is made as of a specified date, in which case it shall be true and correct as of such date), (iii) that it has performed and complied with its covenants in the last sentence of Section 5.01 in all respects as of the Closing Date, and (iv) the transactions contemplated under the Contribution Agreement have been completed in accordance with the Contribution Agreement; and

(l)       Seller shall deliver to the Investors an assignment instrument substantially in the form attached as Exhibit D.

Section 2.03. Withholding.  Each Investor, the Company and any other applicable withholding agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Any Person that expects to so deduct or withhold any such amounts (other than any deduction or withholding resulting from the failure of Seller to deliver the Internal Revenue Service Form W-9 described in Section 2.02(e)) will use commercially reasonable efforts to provide timely notice of the expected deduction or withholding prior to such deduction or withholding to the Person with respect to which the deduction or withholding is to be made (which notice will include the legal authority and the calculation method for the expected deduction or withholding), and the parties hereto will use reasonable efforts to cooperate to reduce or eliminate the amount of such deduction or withholding.  Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree and acknowledge that, in the event Seller delivers to Investors and the Company a properly completed and executed Internal Revenue Service Form W-9, no withholding of any amounts otherwise payable to Seller under this Agreement shall be made.

Article 3
Representations and Warranties of Seller

Except as set forth in the Hertz Disclosure Schedule, the Seller represents and warrants to the Investors as of the date hereof and the Closing Date that:

Section 3.01. Corporate Existence and Power.  THC is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Hertz Material Adverse Effect.

Section 3.02. Corporate Authorization.  The execution, delivery and performance by the Seller, any of its Affiliates and the Company Group of this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby are within the Seller’s, any of its Affiliates’ and the Company Group’s

corporate powers and have been duly authorized by all necessary corporate action on the part of the Seller, any of its Affiliates and the Company Group.  This Agreement constitutes a valid and binding agreement of the Seller, any of its Affiliates and the Company Group and the Ancillary Agreements to which they are a party, when executed, will constitute a valid and binding agreement of the Seller, any of its Affiliates and the Company Group in each case enforceable against the Seller, any of its Affiliates and the Company Group in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03. Company Group.

(a)       All of the issued and outstanding Equity Interests of the Company are owned by the Seller or direct or indirect wholly owned Subsidiaries of the Seller.  There are no outstanding (i) Equity Interests of the Company or any of its Subsidiaries, (ii) securities, notes or other obligations of the Company or any of its Subsidiaries convertible into or exchangeable for Equity Interests of the Company or any of its Subsidiaries, or (iii) options, warrants, calls, subscriptions or other rights (including preemptive rights) to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any Equity Interests of the Company or securities convertible into or exchangeable for Equity Interests of the Company or any of its Subsidiaries (the items in the foregoing clauses (i) through (iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, and there are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to the Equity Interests of, or other equity or voting interest in, the Company or any of its Subsidiaries.  There are no irrevocable proxies and no voting agreements with respect to the Equity Interests of the Company or any of its Subsidiaries, and there are no declared but unpaid dividends or distributions with respect to the Equity Interests of the Company or any of its Subsidiaries.  All outstanding Equity Interests of the Company and its Subsidiaries have been duly authorized and validly issued, were acquired in compliance with all Applicable Law and preemptive or similar rights, and are held free and clear of all Liens other than Permitted Liens.  Seller has made available to the Investors true and complete copies of the Organizational Documents of each member of the Company Group and such Organizational Documents are in full force and effect.

(b)       The Company and each of its Subsidiaries is a legal entity, duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or other similar organizational powers required to own, lease and operate its properties and assets and to carry on its business, including the Oro Business, as it is now being conducted.  Each of the Company and its Subsidiaries is duly qualified to do business and in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Hertz Material Adverse Effect.  All of the issued and outstanding Equity Interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company, free and clear of any Lien other than Permitted Liens.  There are no outstanding (x) Equity Interests of the Company or its Subsidiaries or (y) Contracts or other commitments or arrangements of any kind to which the Seller or any of the Company or its

Subsidiaries is subject or bound (other than this Agreement and the organizational documents of the Company or its Subsidiaries) restricting or requiring the issuance, transfer, granting, delivery or sale, after the date hereof of any Equity Interests of any of the Company or its Subsidiaries.  Since the date of its formation, no member of the Company Group has engaged in any business activities or conducted any operations other than the operations of the Oro Business (or any part thereof) and activities in connection with the transactions contemplated by this Agreement and the Contribution Agreement.  None of the Company or its Subsidiaries owns, directly or indirectly, any Equity Interest in any other Person.

(c)       All parties to the Contribution Agreement have performed and complied with their obligations thereunder in full, in each case, subject to the terms and conditions set forth therein.

Section 3.04. Governmental Authorization.  The execution, delivery and performance by the Seller, any of its Affiliates and the Company Group of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the securities laws, and (ii) any action or filing as to which the failure to make or obtain would not have a material impact on the Company Group or the Oro Business.

Section 3.05. Noncontravention.  The execution, delivery and performance by the Seller, any of its Affiliates and the Company Group of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the Organizational Documents of the Seller, Affiliate or the Company Group, respectively, (b) assuming compliance with the matters referred to in Section 3.04, violate any Applicable Law, (c) assuming the obtaining of all Hertz Required Consents, require any consent or other action by any Person under, result in a material breach of, constitute a default or an event that, with or without notice or lapse of time or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Oro Business or (d) result in the creation or imposition of any Lien on any Oro Asset, except for Permitted Liens, with such exceptions, in the case of each of clauses (c) and (d), as would not have, individually or in the aggregate, a material impact on the Company Group or the Oro Business.

Section 3.06. Required Consents.  Section 3.06 of the Hertz Disclosure Schedule sets forth each agreement or other instrument binding upon the Seller, any of its Affiliates or the Company Group requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement or the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except such agreements or instruments which are not, individually or in the aggregate, material to the Oro Business taken as a whole (the “Hertz Required Consents”).

Section 3.07. Financial Statements.  The unaudited balance sheet as of August 31, 2026, for the Oro Business, has been delivered to the Investors and is set forth as Section 3.07 of the Hertz Disclosure Schedule and, subject to the notes therein, fairly presents, in all material respects the financial position of the Oro Business as of the date thereof and its results of operations for the period then ended.

Section 3.08. Undisclosed Liabilities.  There is no liability, debt or obligation of or claim against the Oro Business of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) expressly reflected or reserved for on the Oro Balance Sheet set forth in Section 3.07 of the Hertz Disclosure Schedule, including the notes thereto, (b) that have arisen since the Oro Balance Sheet Date in the ordinary course of the operation of the Oro Business consistent with past practices (none of which is a liability for a material breach of Contract, a material breach of warranty, tort, infringement, misappropriation or violation of law), (c) incurred in connection with the transactions contemplated by this Agreement, (d) that are obligations to perform pursuant to the terms of any of the Oro Contracts or (e) which do not exceed $500,000 individually or $2,500,000 in the aggregate.

Section 3.09. Absence of Certain Changes.  Except as contemplated by this Agreement or any Ancillary Agreement:

(a)       since the Oro Balance Sheet Date, the Oro Business has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Hertz Material Adverse Effect.

(b)       since the Oro Balance Sheet Date, except as expressly contemplated by this Agreement or the Ancillary Agreements, neither Seller, its Affiliates nor any member of the Company Group has:

(i)       solely with respect to the Company Group, amended its Organizational Documents;

(ii)       (A) split, combined or reclassified any Equity Interests of any member of the Company Group or made any other change in the capital structure of any member of the Company Group or (B) declared, set aside or paid any dividend or other distribution, other than cash dividends or other cash distributions by a member of the Company Group to any other member of the Company Group;

(iii)       issued, granted or sold (or committed to issue, grant or sell) (A) any Equity Interests of any member of the Company Group to any Person (other than to any other member of the Company Group, Seller, or as otherwise contemplated by the Contribution Agreement and this Agreement) or (B) any securities, notes or other obligations convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any such Equity Interests;

(iv)       incurred any capital expenditures in respect of the Oro Business, except for capital expenditures not to individually exceed $500,000 or in the aggregate to exceed $2,000,000;

(v)       suffered any damage, destruction or other casualty loss, in each case not covered (and continuing to be covered) by insurance, material to the Oro Business taken as a whole;

(vi)       acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses that are Oro Assets or otherwise intended for the conduct of the Oro Business, other than in the ordinary course of business consistent with past practice;

(vii)       sold, leased, transferred, licensed or otherwise disposed of or incurred any Liens with respect to any material Oro Assets (excluding Oro IP or Oro IT Systems) except (A) Liens pursuant to existing commercial Contracts or commitments in the ordinary course consistent with past practice or (B) Permitted Liens;

(viii)       entered into, amended or modified in any material respect or terminated any Contract required to be disclosed by Section 3.10 other than in the ordinary course of business consistent with past practice;

(ix)       (A) sold, assigned, leased, transferred, licensed, sublicensed, covenanted not to assert, abandoned, canceled, failed to maintain, allowed to lapse, terminated, or otherwise disposed of or incurred any Liens with respect to any material Oro IP except (1) the expiration of Intellectual Property Rights at the end of the applicable statutory life or (2) Permitted Liens; or (B) disclosed any material confidential Know-How of the Oro Business to any Person other than pursuant to a written agreement or other obligation restricting the use and disclosure thereof by such Person in a manner that is consistent with such agreements or obligations entered into in the ordinary course of business for the protection thereof;

(x)       created or allowed the Oro Business to create, incur, assume or guarantee any Debt in an amount greater than $2,500,000;

(xi)       except as set forth on Section 3.09(b)(xi) of the Hertz Disclosure Schedule, other than as required by the terms of any Hertz Employee Plan or Applicable Law, (A) increased the compensation of any Oro Business Employee, (B)  increased the benefits of any Oro Business Employee, or (C) established, adopted or materially amended any collective bargaining agreement, except, in each case (x) in line with annual compensation increases of less than 5% in the ordinary course of business consistent with past practice, and (y) with respect to any Hertz Employee Plan, any adoption of or amendment thereto that is generally applicable to the Seller’s employees;

(xii)       (A) hired or offered to hire any new Oro Business Employee earning a salary of more than $250,000 (or local currency equivalent), except as may be necessary to fill vacant positions (with no greater base salary or other compensation than the employee he or she was replacing), (B) terminated the employ of any Oro Business Employee other than for cause, (C) instituted any general layoffs of Oro Business Employees, reduction in force or implement any early retirement or severance plan or announce the planning of such actions;

(xiii)       changed the Oro Business’s methods of accounting, except as required by changes in GAAP or other Applicable Law;

(xiv)       solely with respect to the Company Group (A) made, changed, or revoked any material Tax election, (B) changed any Tax accounting period, adopted or changed any material method of Tax accounting, (C) filed any amended material Tax Return, (D) settled or compromised any claim, notice, audit or assessment in respect of any material Tax liability, (E) entered into any Tax allocation, indemnity or sharing agreement or similar Contract (other than customary commercial Contracts entered into in the ordinary course of business the principal subject matter of which is not Taxes) or (F) surrendered, settled, or compromised any right to claim a refund for material Taxes, or consented to an extension of the statute of limitations applicable to any material Tax claim or assessment; except, in each case, in the ordinary course of business consistent with past practice or required by applicable law, in each case as determined by the Seller in its sole reasonable discretion exercised in good faith; provided that, this clause (xiv) shall not apply or refer to any action or inaction taken or not taken or otherwise relating or with respect to any affiliated, consolidated, combined, unitary or similar Tax group that includes the Seller or any of its Affiliates that is not a member of the Company Group;

(xv)       settled, or resolved, any claim or action relating to the Oro Business (other than actions relating to Taxes) involving more than $1,000,000 individually or $3,000,000 in the aggregate, except where such settlement or compromise provided solely for monetary damages to be paid in full by Seller;

(xvi)       proposed or adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization with respect to the Company Group or otherwise relating to the Oro Business;

(xvii)       failed to maintain any material license, authorization, permission, registration, consent, approval or waiver required to operate the Oro Business or agreed to any material amendment or condition to any such license, authorization, permission, registration, consent approval or waiver; or

(xviii)       agreed, resolved or committed to do any of the foregoing.

Section 3.10. Material Contracts.

(a)       Other than as set forth on Section 3.10(a) of the Hertz Disclosure Schedule no member of the Company Group is a party to or bound by, and none of the Oro Assets are bound by (collectively, the “Oro Contracts”):

(i)       any lease (whether of real or personal property) (A) providing for annual rentals of $1,000,000 or more by any member of the Company Group of any material penalty or (B) under which it is a lessor of or permits any third party to hold or operate any property owned by it;

(ii)       any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the

Company Group of $1,000,000 or more or (B) aggregate payments by the Company Group of $3,000,000 or more;

(iii)       any Contract, including any sales, distribution or other similar agreement providing for the sale by the Oro Business of materials, supplies, goods, services, equipment or other assets, that provides for (A) payments to the Oro Business of $1,000,000 or more, or (B) a duration of more than 12 months;

(iv)       any partnership, joint venture or other similar agreement or arrangement;

(v)       any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)       any agreement relating to Debt (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement where the maximum liabilities that may be owed by the Company Group does not exceed $1,000,000;

(vii)       any agreement that limits the freedom of the Oro Business to compete in any line of business or with any Person or in any area;

(viii)       any agreement with or for the benefit of the Seller or any Affiliates, officers, directors, managers, partners, members, or employees of the Seller or the Company (each, a “Related Party”);

(ix)       any Shared Contract (as defined in the Contribution Agreement);

(x)       any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

(xi)       any settlement, conciliation or similar agreement with any Governmental Authority or any other Person involving any actual or threatened litigation, arbitration, claim or other dispute, or that will require the Oro Business to pay consideration after the date hereof in excess of $1,000,000;

(xii)       any Contract relating to the licensing, covenant not to assert, or other grant of rights or immunity of, for or to (A) any Oro IP by the Company or the Seller or any of its respective Subsidiaries or Affiliates to any Person, or (B) any Intellectual Property Rights by any Person to the Seller or any of its respective Subsidiaries or Affiliates that is material to and related to, or used or held for use in the Oro Business (in each case of the foregoing clauses (A) and (B), other than  (1) “shrink wrap” or other standard Contracts granting nonexclusive rights, covenants, immunities, or licenses to use uncustomized Software or hosted services on generally available non-negotiated commercial terms with one-time or annual fees of $500,000 or less, (2) non-exclusive licenses, rights, immunities, or covenants that are incidental or ancillary to the primary purpose of such Contract and granted in the ordinary course of business);

(xiii)       any Contract with any Governmental Authority;

(xiv)       any Contract for the employment or engagement of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis involving compensation in excess of $200,000 or agreement providing severance or other termination payments or benefits in excess of three (3) months of compensation or relating to loans to officers, directors, employees, the Company or Affiliates; or

(xv)       any Contract that is otherwise material to the Oro Business, taken as a whole.

(b)       Following the consummation of the transactions contemplated by the Contribution Agreement, none of Seller or its Affiliates are a party to any Contract that primarily relates to or is primarily held for use with respect to the Oro Assets or the Oro Business, other than any Shared Contract (as defined in the Contribution Agreement) as contemplated by Section 2.07 of the Contribution Agreement.

(c)       The Seller has made available to the Investors true and complete copies of the Oro Contracts, in each case as amended or otherwise modified and in effect as of the date hereof.  Each Oro Contract is in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity and represents the valid and binding obligations of the Seller or one of its Affiliates (including, for this purpose, the Company Group) party thereto and, to the knowledge of Hertz, represents the valid and binding obligations of the other parties thereto.  Neither the Seller nor any of its Affiliates (including, for this purpose, the Company Group) has received written notice of cancellation of any Oro Contract, the cancellation of which would be, individually or in the aggregate, material to the Oro Business.  Except, in each case, where the occurrence of such breach or default would not reasonably be expected to be, individually or in the aggregate, material to the Oro Business taken as a whole, (x) neither the Seller, any of its Affiliates (including, for this purpose, the Company Group) nor, to the knowledge of Hertz, any other party thereto is in material breach of or default under any such Oro Contract and (y) as of the date of this Agreement, neither the Seller nor any of its Affiliates (including, for this purpose, the Company Group) has received any written claim or written notice of material breach of or material default under any such Oro Contract.

Section 3.11. Litigation.  There is no action, suit, investigation or proceeding before any arbitrator or any Governmental Authority pending, or to the knowledge of Hertz, threatened against, affecting or involving the Company Group, Oro Assets or Oro Business which is reasonably likely to be material to the Oro Business taken as a whole or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 3.12. Licenses and Permits.  Section 3.12 of the Hertz Disclosure Schedule sets forth each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Oro Business (the “Permits”), together with the name of the Governmental Authority issuing such Permit.  The Permits necessary to conduct the Oro Business are valid and in full force and effect, there is no default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such Permits, and no such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Oro Business taken as a whole.

Section 3.13. Compliance with Laws and Court Orders.  Neither Seller nor any member of the Company Group is, and for the past two years none of them have been, in violation of any Applicable Law relating to the Oro Assets or the conduct of the Oro Business, except for violations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Oro Business taken as a whole.  Neither Seller, its Affiliates nor any member of the Company Group has received any written notice from any Governmental Authority of a material violation of any Applicable Law with respect to the Oro Business at any time during the past two years that would reasonably be expected to be, individually or in the aggregate, material to the Oro Business taken as a whole.

Section 3.14. Properties; Sufficiency of Assets.

(a)       Except as set forth on Section 3.14(a) of the Hertz Disclosure Schedules, the Company and its Subsidiaries have good title to all of the Oro Assets.  None of the Oro Assets is subject to any Lien, except for Permitted Liens.

(b)       Section 3.14(b) of the Hertz Disclosure Schedule sets forth, as of the date of this Agreement, the leases, licenses and occupancy agreements relating to the real property that any of the Company or its Subsidiaries owns in fee simple and leases of, and other interests in, real property, in each case, together with all land, buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto (the “Oro Facilities”).  Except as set forth in Section 3.14(b) of the Hertz Disclosure Schedule, the Company Group has a valid leasehold interest or license in such Oro Facilities free and clear of all Liens other than Permitted Liens.

(c)       Section 3.14(c) of the Hertz Disclosure Schedule sets forth, as of the date of this Agreement any agreement pursuant to which any member of the Company Group has subleased or otherwise granted any Person the right to cross, use or occupy (or similar right) any Oro Facility, or any material portion thereof.  Except as set forth in Section 3.14(c) of the Hertz Disclosure Schedule, no member of the Company Group has granted any outstanding options, rights of first refusals, rights of first offer or other rights to sell, assign or dispose any interest in any Oro Facility.  All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default, except for such default that would not reasonably be expected to be, individually or in the aggregate, material to the Oro Business.

(d)       Except as would not be material to the Oro Business taken as a whole, the property and assets currently owned, licensed or leased by the Company Group or to be contributed pursuant to the Contribution Agreement, or which they otherwise have the valid right use, constitute all of the property and assets primarily used or held for use in connection with the Oro Business and are adequate to conduct the Oro Business as currently conducted, have been maintained in accordance with normal industry practice, are in good operating condition (subject to normal wear and tear) and are suitable for the purposes for which they are currently used.

(e)       Except as set forth on Section 3.14(e) of the Hertz Disclosure Schedule, no portion of any real property owned or leased by any member of the Company Group (or to be owned or leased by them after completion of the transactions contemplated pursuant to the Contribution Agreement) is leased or subleased by any member of the Company Group to any third party.

(f)       There is no condemnation proceeding pending, or to the knowledge of Hertz, threatened with respect to any real property, or portion thereof, owned or leased by any member of the Company Group (or to be owned or leased by them after completion of the transactions contemplated pursuant to the Contribution Agreement) except for any such proceeding that would not reasonably be expected to be, individually or in the aggregate, material to the Oro Business.

(g)       Immediately following the Closing, and after giving effect to the transactions contemplated by this Agreement, taking into account the assets and services provided under the Ancillary Agreements, Section 2.07, Section 2.09 and Section 5.01 of the Contribution Agreement, except as would not be material to the Oro Business taken as a whole, the assets, properties and rights owned, leased or licensed by the Company Group, together with the rights of the Company Group under the Ancillary Agreements, will be sufficient to conduct the Oro Business immediately following the Closing in substantially the same manner as the Oro Business has been conducted in the preceding 12 months.

(h)       All material real property Taxes and assessments due and payable with respect to the Oro Facilities have been timely paid (except for those being contested in good faith by appropriate proceedings and for which adequate reserves have been established).  The Company Group holds or has been assigned adequate rights to use (under the Ancillary Agreements or otherwise) all material Permits required under applicable zoning, building, and land use laws for the current use and operation of each Oro Facility in the conduct of the Oro Business, and, to the knowledge of Hertz, the current use and operation of each Oro Facility does not violate any such Permits or laws in any material respect.

Section 3.15. Intellectual Property.

(a)       There is no Oro Registered IP.

(b)       A member of the Company Group is the sole and exclusive owner of, and solely possesses, all Oro IP, free and clear of any Lien other than Permitted Liens and the Company Group possesses valid licenses or otherwise has the valid continuing right to use all other Intellectual Property Rights and IT Systems used or practiced (or held for use or practice) in the conduct or operation of the Oro Business and none of the foregoing will be adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery or performance by any party thereto of either of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.  There exist no material restrictions on the ownership, disclosure, use, license transfer or other exploitation of the Oro IP, none of the Oro IP has been adjudged invalid or unenforceable, and all Oro IP is valid and enforceable.  The Oro IP and the rights provided to the Company under the Hertz Services Agreement constitute all of the Intellectual Property Rights necessary and sufficient to operate and conduct the Oro Business immediately following the Closing in substantially the same manner as the Oro Business has been conducted in the preceding 12 months.  On and from Closing, the Seller and its Affiliates will not retain any Intellectual Property Rights or IT Systems used or practiced in (or held for use or practice in) or necessary for the conduct or operation of the Oro Business other than Intellectual Property Rights or IT Systems licensed to Company pursuant to the Hertz Services Agreement.  Neither the execution, delivery or performance by Seller (or, if applicable, the relevant Affiliate) of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby by Seller (or, if applicable, the relevant Affiliate) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien (other than a Permitted Lien) on, any Oro IP; (ii) a breach of or default under any Oro Contract; or (iii) the grant, assignment or transfer to any other Person of any license, immunity, covenant not to assert or compete, or other right, title, or interest in, to or under any Oro IP.

(c)       No member of the Company Group, the operation nor conduct of the Oro Business nor any Oro Asset is infringing, misappropriating, or otherwise violating, and has not in the last two (2) years infringed, misappropriated, or otherwise violated, any Intellectual Property Right of any third party in any material respect.  There are no adverse third party actions, claims, orders, judgments or decrees pending or, to the knowledge of Hertz, threatened against Seller or any of its respective Subsidiaries (including the Company Group) by any third party or by or before any Governmental Authority, in any such case alleging that the operation or conduct of the Oro Business is infringing, misappropriation, or otherwise violating the Intellectual Property Rights of such third party.

(d)       To the knowledge of Hertz, no third party is infringing, misappropriating, or otherwise violating, and in the last two (2) years, no third party has infringed, misappropriated, or otherwise violated, any Oro IP.  There are no actions, claims, orders, judgments or decrees pending or threatened by Seller, any of its Affiliates or any member of the Company Group against any third party with respect to, nor has Seller, any of its Affiliates or any member of the Company Group in the last two (2) years sent any written notice to any third party alleging any infringement, misappropriation, or other unauthorized use of, any Oro IP.

(e)       The Seller, its Affiliates and each member of Company Group have taken commercially reasonable steps to protect their respective rights in any confidential Know-How owned by them included in the Oro IP.  Except as would not have a material effect, each current and former employee, consultant, and contractor who has contributed to the creation, conception, or development of any Oro IP has executed and delivered to a member of the Company Group a written agreement (i) containing an assignment to a member of the Company Group of all Oro IP arising out of such individual’s employment by, engagement by, or agreement with a member of the Company Group, and (ii) providing for the non-disclosure by such individual of any confidential Know-How of the Company Group.  To the knowledge of Hertz, each current and former employee, consultant, and contractor is in material compliance with such agreement.

(f)       The information technology systems (including software) that are owned, leased, outsourced, or licensed by the Company Group (the “Oro IT Systems”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise in a manner that permits the Company Group to conduct the Oro

Business as currently conducted, and the Company Group has implemented, and required that their third party vendors implement, adequate policies and commercially reasonable security (a) regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity and availability of personally identifiable information and business proprietary or sensitive information used in connection with the Oro Business (together, the “Oro Business Data”), in their possession, custody or control, or held or processed on their behalf, and (b) to protect the confidentiality, integrity and security of the Oro IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.  To the Knowledge of Hertz, the Oro IT Systems do not contain any “time bombs,” “trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any Oro IT System.  The Company Group has not experienced any information security incident that has compromised the integrity or availability of the Oro IT Systems and there has been no loss, damage or unauthorized access, disclosure, use or breach of security of any Oro Business Data. The Company Group operates the Oro Business in compliance in all material respects with all Applicable Laws, internal and external policies applicable to the Oro Business, and Contracts relating to (i) the privacy of users of the products, services and websites of the Oro Business (ii) the collection, use, storage, processing disclosure, confidentiality, integrity or availability of Oro Business Data; and (iii) data privacy, data security, artificial intelligence or cybersecurity.  No claims, actions, inquiries, or investigations have been asserted or initiated, nor, to the knowledge of Hertz, threatened against Seller or the Company Group alleging a violation of any such Applicable Law or Contract relating to data privacy, data security or cybersecurity.  Neither the Seller nor the Company Group has been notified in writing, or been required by Applicable Law or Contract to notify in writing, any Person of any personally identifiable information or information security-related incident.  The consummation of the transactions contemplated by this Agreement will not result in any violation of any Applicable Law relating to data privacy or cybersecurity.

Section 3.16. Employees and Employee Plans.

(a)       Section 3.16(a) of the Hertz Disclosure Schedule sets forth an accurate and complete list of each material Hertz Employee Plan. With respect to each material Hertz Employee Plan, the Seller has made available to Investors, to the extent applicable, true, correct and complete copies of the material Hertz Employee Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles.

(b)       Except as set forth on Section 3.16(b) of the Hertz Disclosure Schedule, (i) every individual employed by Seller or its Affiliates, including the Company Group, who primarily devotes his or her working time to performing services on behalf of the Oro Business is employed by the Company or a member of the Company Group and (ii) no individual employed by Seller or its Affiliates, including the Company Group, who primarily devotes his or her working time to performing services on behalf of the Oro Business is employed by Seller or one of its Affiliates (other than the Company or a member of the Company Group), in each case after giving effect to the Closing.

(c)       Seller has provided to the Investors a schedule that sets forth, to the extent permitted by Applicable Law, each Oro Business Employee’s (i) name, (ii) title, (iii) hire date, (iv) location, and (v) base salary or wage rate and bonus opportunity as of the date of this Agreement.  In the past six (6) years, neither Seller nor any of its Affiliates has any current or contingent liability or obligation under or with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code, in each case that has not had, and would not reasonably be expected to have, a material liability on the Company Group taken as a whole.

(d)       Each Hertz Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (a copy of which has been provided to the Investors) or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired, and to Hertz’s knowledge, no act or omission has occurred which would reasonably be expected to adversely affect such plan’s qualification.  Each Hertz Employee Plan (including any related trusts), has been, established, operated and administered in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code, except as has not had, and would not reasonably be expected to have, a material liability on the Company Group taken as a whole.

(e)       Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any Oro Business Employee to severance pay or any material increase in severance pay and (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor.

(f)       With respect to the Oro Business, the Seller and the Company Group has complied in all material respects with all employment-related contracts and policies to which it is a party or by which it is bound, except for instances of non-compliance that would not, individually or in the aggregate, be material to the Oro Business taken as a whole.  The Seller and the Company Group are in material compliance with Applicable Law respecting employment and employment practices (including those relating to labor management relations, employment standards, labor relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, human rights, work authorization, immigration, occupational health and safety, privacy, workers’ compensation, employment insurance, employer health tax, pay equity and continuation coverage under group health plans) and to the knowledge of Hertz, there are no pending or threatened proceedings before any Governmental Authority with respect to any of the foregoing.  The Oro Business has no material liability or obligation under any Applicable Law arising out of the misclassification of any employee working as an employee, consultant, independent contractor or temporary employee, as applicable.

(g)       Neither the Seller, the Company nor any of their respective Affiliates is a party to or subject to or required to negotiate any collective bargaining agreement or employee association agreement or bargaining relationship that covers any Oro Business Employee.  To the knowledge of Hertz, no union organizing or decertification activities are underway or threatened with respect to the Oro Business and no such activities have occurred in the past three years.  There is no labor strike, slowdown, walkout, lockout, work stoppage or other labor dispute pending or, to Hertz’s knowledge, threatened against or affecting the Oro Business, and no such dispute has occurred in the past three years.

(h)       With respect to the Oro Business, neither Seller nor any member of the Company Group has any outstanding material liability under the WARN Act concerning employee layoffs implemented in the last two years.  To the knowledge of Hertz, no employee layoff, facility closures, or similar reduction in force is currently contemplated, planned or announced that could affect Oro Business Employees.

Section 3.17. Environmental Compliance.  Except as to matters that would not reasonably be expected to be material to the Oro Business taken as a whole:

(a)       (i) No written notice, order, request for information, complaint or penalty has been received by Seller, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of, or liability under, any Environmental Law and relate to the Oro Assets or Oro Facilities.

(b)       Seller or the Company Group (i) has obtained or caused to be obtained all Permits necessary for the operation of the Oro Assets and the Oro Facilities to comply with all applicable Environmental Laws (as in effect on or prior to the dates this representation is made) and Seller or the Company Group is in compliance with the terms of such Permits and, with respect to the operation of the Oro Assets and the Oro Facilities, with all other applicable Environmental Laws (as in effect on or prior to the dates this representation is made); and (ii) with respect to the Oro Assets and the Oro Facilities, has not assumed or become subject to any liability of any other Person pursuant to Environmental Laws.

(c)       With respect to the Oro Assets or the Oro Facilities, there has been no release, treatment, storage, disposal, handling, transportation or arrangement for the disposal or transportation of, or exposure of any Person to, any Hazardous Substances on, at, under or from the Oro Facilities, or from or in connection with the operations of the Oro Business, in a manner that could give rise to any liabilities (including any remedial or corrective action obligations) pursuant to Environmental Laws.

(d)       To the knowledge of Hertz, Seller or the Company Group, solely with respect to the Oro Business, has not designed, manufactured, sold, marketed, installed, repaired or distributed products or other items containing asbestos or other Hazardous Substances so as to give rise to any liabilities under Environmental Laws.

Section 3.18. Tax Matters.

(a)       Each member of the Company Group has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by or with respect to such member, and all such Tax Returns are true, correct and complete in all material respects.

(b)       Each member of the Company Group has timely paid all material Taxes required to be paid by such member (whether or not shown as due on any Tax Return).

(c)       There is not in force any extension (i) of the statute of limitations in respect of the collection or assessment of any material Taxes or (ii) of time within which to file any material Tax Return, in each case of, or with respect to, any member of the Company Group.

(d)       There are no pending, active or, to the knowledge of Hertz, threatened (in writing) audits, assessments or reassessments or legal proceedings involving or relating to any material Taxes or material Tax Returns, of, or with respect to, any member of the Company Group or the Oro Assets (in the case of the Oro Assets, for any period (or portion thereof) prior to the contribution thereof to the Company).

(e)       No claim has been made in the past three years by a Taxing Authority in a jurisdiction where a member of the Company Group does not file Tax Returns that such member is or may be subject to taxation in that jurisdiction, or by a Taxing Authority in a jurisdiction where Tax Returns are not filed with respect to the Oro Contributed Assets (as defined in the Contribution Agreement) that Seller or any of its Affiliates is or may be subject to taxation in that jurisdiction in respect of the Oro Assets (including for any period (or portion thereof) prior to the contribution thereof to the Company).

(f)       Other than any Permitted Liens, there are no Liens for material Taxes on any of the Oro Assets.

(g)       The Company is, and at all times since its formation has been, classified as a partnership or an entity disregarded as separate from its owner for U.S. federal and applicable state and local income Tax purposes, and no election has been made to treat the Company as an association taxable as a corporation.  The Company is not, and has never been, a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(h)       No election under Section 6221(b) of the Code has been made (or has been required to be made) with respect to the Company, no administrative adjustment request under Section 6227 of the Code has been filed by or with respect to the Company, and there is no pending or, to the knowledge of Hertz, threatened audit or other proceeding with respect to Taxes at the level of the Company.

(i)       The Company has in effect, or will have in effect for its taxable year that includes the Closing Date, a valid election under Section 754 of the Code.

(j)       Each member of the Company Group has withheld and timely paid over to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, partner or other Person by such member and complied in all material respects with all related information reporting requirements.

(k)       No member of the Company Group is a party to or bound by any Tax sharing, Tax allocation, Tax indemnification or similar Contract, other than (i) any such Contract solely among members of the Company Group, and (ii) customary commercial Contracts entered into in the ordinary course of business the principal subject matter of which is not Taxes.  No member of the Company Group has any liability for the Taxes of any Person (other than another member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law), as a transferee or successor, by Contract (other than a Contract described in the foregoing clauses (i) through (ii)) or otherwise.

(l)       No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any of the following occurring or existing on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law) executed on or prior to the Closing Date; (ii) an installment sale or open transaction disposition made on or prior to the Closing Date; (iii) any prepaid amount or advance payment received on or prior to the Closing Date, including any advance payment the inclusion of which is deferred under Section 451(c) of the Code or Treasury Regulations Section 1.451-8 (or any similar provision of state, local or non-U.S. Applicable Law); (iv) any change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, including pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Applicable Law); or (v) any “intercompany transaction” or “excess loss account” described in Treasury Regulations Section 1.1502-13 or 1.1502-19, respectively (or any similar provision of state, local or non-U.S. Applicable Law).

(m)       No member of the Company Group has any material liability under any abandoned or unclaimed property, escheat or similar applicable law and there is no abandoned or unclaimed property or escheat obligation with respect to any property or other assets held or owned by any member of the Company Group.

Section 3.19. Finders’ Fees .  Except for PJT Partners LP, whose fees and expenses will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.20. Insurance.

(a)       Section 3.20(a) of the Hertz Disclosure Schedule sets forth a description of the insurance policies under which the Oro Assets are covered as of the date of this Agreement (the “Hertz Insurance Policies”).  Each Hertz Insurance Policy is in full force and effect and all premiums with respect thereto have been paid to the extent due and payable.  No written notice of cancellation or termination has been received by Seller or any member of the Company Group with respect to any such Hertz Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

(b)       Section 3.20(b) of the Hertz Disclosure Schedule sets forth a list of all pending claims that have been made under any Hertz Insurance Policy since January 1, 2026 with respect to the Oro Assets.

Section 3.21. Affiliate Transactions.

(a)       Neither Seller, the Company nor any of their respective Related Parties have, or during the last three years have had, any direct material interest in, or is or during the last three years was, a director, manager, officer, or employee of, any Person that is a client, customer, supplier, vendor, lessor, lessee, debtor, creditor, or competitor of the Oro Business.

(b)       Section 3.21(b) the Hertz Disclosure Schedule sets forth all intercompany balances between the Oro business, on the one hand, and the Retained Business, on the other hand.

Section 3.22. Bank Accounts. Section 3.22 of the Hertz Disclosure Schedule contains a complete and correct list of the names and locations of all banks or other financial institutions in which any member of the Company Group has an account or safe deposit box relating to the Oro Business, the identity of each such account or safe deposit box by account number at such financial institutions, and the names of all Persons authorized to draw thereon or to have access thereto and all authorized signatories on such accounts or safe deposit boxes.

Section 3.23. OFAC Compliance; Anti-Corruption; Sanctions; Anti-Money Laundering.  Seller, each member of the Company Group and each of their respective Affiliates and, to the knowledge of Seller, the employees and agents of such Persons, solely in their capacity as such, in connection with the Oro Business and the activities of the Company Group, are in compliance with applicable Anti-Corruption Laws, Sanctions, and AML Laws (if any).  None of Seller, any member of the Company Group or their respective Affiliates is a Sanctioned Person.

Article 4
Representations and Warranties of Investor

Each Investor represents and warrants, severally and solely as to itself and not jointly, to Seller and the Company as of the date hereof and the Closing Date that:

Section 4.01. Corporate Existence and Power.  Such Investor is a legal entity, duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 4.02. Corporate Authorization.  The execution, delivery and performance by such Investor or any of its Affiliates of this Agreement and the Ancillary Agreements to which such Investor or any of its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby are within such Investor’s and such Affiliate’s corporate or other similar organizational powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary corporate or other similar organizational action on the part of such Investor and any such Affiliates.  This Agreement constitutes a valid and binding agreement of such Investor and the Ancillary Agreements to which it is a party, when executed, will constitute a valid and binding agreement of such Investor, in each case enforceable against such Investor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).  Each other Ancillary Agreement to which any Affiliate of such Investor is a party constitutes or, upon the execution and delivery thereof by such Affiliate, will constitute, a valid and binding agreement of such Affiliate, in each case enforceable against such Affiliate in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03. Governmental Authorization.  The execution, delivery and performance by such Investor or any of its Affiliates of this Agreement and the Ancillary Agreements to which such Investor or any of its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of securities laws and (b) any action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 4.04. Noncontravention.  The execution, delivery and performance by such Investor and its Affiliates of this Agreement and the Ancillary Agreements to which such Investor or any of its Affiliates is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the organizational or governing documents of such Investor or such Affiliates, (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Investor or such Affiliates or (d) result in the creation or imposition of any Lien on any asset of such Investor or such Affiliates, with such exceptions, in the case of each of clauses (c) and (d), as would not have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 4.05. Litigation.  There is no action, suit, investigation or proceeding pending, or to the knowledge of such Investor, threatened against or affecting, the Investor or its Affiliates which in any manner challenges or seeks or is reasonably likely to prevent, enjoin or alter the transactions contemplated by this Agreement or any of the Ancillary Agreements or such Investors’ ability to perform or comply with its obligations hereunder or thereunder or would have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 4.06. ERISA.  Except for GCM, each Investor is not (a) an employee benefit plan subject to Title I of ERISA, (b) a plan or account subject to Section 4975 of the Code or (c) an entity deemed to hold “plan assets” of any such plan or account under Section 3(42) of ERISA, 29 C.F.R. 2510.3-101, or otherwise.  With respect to GCM, the purchase, holding and disposition of the Equity Interests and the transactions contemplated pursuant to this Agreement and the Ancillary Agreements will not result in a non-exempt prohibited transaction or other violation of Section 406 of ERISA or Section 4975 of the Code.

Section 4.07. Financing.  The Investor has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make full payment of the Investor Cash Payment Amount and any other amounts to be paid by it under this Agreement or any of the Ancillary Agreements and such Investor acknowledges and agrees that the availability of funds shall not be a condition to the obligation of such Investor to consummate the transactions contemplated hereby or thereby.

Section 4.08. Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Investor who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.09. Inspections; No Other Representations.  Investor is an informed and sophisticated entity, and has engaged expert advisors, experienced in the evaluation of property and assets such as the Equity Interests in the Company and the Oro Assets as contemplated hereunder.  Investor has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party.  Except as expressly set forth in this Agreement, Investor acknowledges and agrees that Investor is acquiring an interest in the Oro Assets “as is”, and Investor agrees to accept the Oro Assets and the Oro Business, in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters.  Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Investor acknowledges that neither of Seller makes any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Investor of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Oro Business or the future business and operations of the Oro Business or any other information or documents made available to Investor or its counsel, accountants or advisors with respect to the Oro Business.

Article 5
Covenants of the Parties

The parties hereto agree that:

Section 5.01. Efforts; Further Assurance.  Subject to the terms and conditions of this Agreement, the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable.  The parties hereto agree to use their reasonable best efforts to execute and deliver, at no cost to the other party, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements.  Except as expressly contemplated or required by this Agreement or any Ancillary Agreement, as required by Applicable Law, or as the Investors otherwise consent to in advance in writing, from the date hereof until the Closing, the Company and Seller shall, and shall cause the other members of the Company Group to, (i) conduct the Oro Business in the ordinary course of business consistent with past practice and not take any of the actions specified in Section 3.09; (ii) not take any action, or knowingly omit to take any action, that would reasonably be expected to impede, delay or inhibit the consummation of the transactions contemplated by this Agreement and (iii) not take any action, or agree to take any action, that would require the consent of the Board (as defined in the Post-Closing LLC Agreement) pursuant to Section 5.02 of the Post-Closing LLC Agreement or otherwise require the consent of the Board, an Investor Member (as defined in the Post-Closing LLC Agreement) or an Investor Member Designated Director (as defined in the Post-Closing LLC Agreement) (as defined in the Post-Closing LLC Agreement).

Section 5.02. Certain Filings.  The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.  Seller, on the one hand, and the Investors, on the other hand, shall each have responsibility for their respective filing fees associated with any other required filings.

Section 5.03. Public Announcements .  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the other parties’ consent (not to be unreasonably withheld, conditioned or delayed); provided, that nothing in this Section 5.03 shall restrict any Investor from disclosing any information regarding the transactions contemplated by this Agreement or the Ancillary Agreements (a) to any of its direct and indirect equityholders, prospective or existing investors, Affiliates and its and their respective officers, directors, employees, agents, advisors or other representatives, financing sources, or insurance underwriters, in each case on a confidential basis and solely to the extent such persons need to know such information, (b) for purposes of compliance with its or its Affiliates’ or direct or indirect equityholders’ respective financial reporting obligations or (c) in connection with its or its Affiliates’ or direct or indirect equityholders’ fundraising or marketing activities, in each case of clauses (a), (b) and (c) so long as the recipients of such information are bound by customary confidentiality obligations.

Section 5.04. Notices of Certain Events. Each party hereto shall promptly notify the other parties hereto of:

(a)       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)       any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)       prior to the Closing, any change, effect, event, state of facts, circumstance or occurrence that has, or would reasonably be expected to cause the representations and warranties made by such party to be untrue or inaccurate in any material respect.

Section 5.05. Access; Confidentiality.

(a)       On and after the Closing Date, Seller hereto will afford promptly to the other parties hereto and their respective agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit the other parties hereto to determine any matter relating to their respective rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access shall not unreasonably interfere with the conduct of the business of Seller.  Each party hereto will hold, and will use its best efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the other parties hereto provided to it pursuant to this Section 5.05.

(b)       Without limiting the generality of the foregoing, on and after the Closing Date, Seller will afford promptly to the Company, the Investors and their respective agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for the Company or the Investors, as applicable, in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Oro Business; provided that any such access by the Company or the Investors shall not unreasonably interfere with the conduct of the business of Seller.  The Company or such Investor(s) making such request for access, as applicable, shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.06. Equity Plan.

Prior to the Closing, Seller shall take all actions necessary so that the Company adopts an equity compensation plan (the “Equity Plan”) to grant “compensatory options” (as defined under the Post-Closing LLC Agreement) (with respect to Class D Common Units) (as defined under Post-Closing LLC Agreement) with an option pool equal to 10% of the total number of Units (as defined under the Post-Closing LLC Agreement)  of the Company outstanding immediately after the Closing (calculated on a fully diluted basis giving effect to all Common Units), which Units shall be reserved for issuance by the Company to eligible employees pursuant to the Equity Plan, subject to and in accordance with the terms and conditions of the Post-Closing LLC Agreement and the Equity Plan.  A draft of the Equity Plan is attached hereto as Exhibit C.

Article 6
Tax Matters

Section 6.01. Transfer Taxes; Certain Tax Matters.

(a)       All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, real property gains, real or personal property, transfer and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne 50% by Seller and 50% by the Investors (subject to the reimbursement provided pursuant to this Section 6.01(a) and any Transfer Taxes incurred in connection with the Hertz Contributions (as defined in the Contribution

Agreement) or otherwise arising under the Contribution Agreement shall be borne 100% by Seller (“Contribution Transfer Taxes”).  Each of the Company, the Investors and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.  Transfer Taxes shall be timely paid, and all applicable filings, reports and Tax Returns shall be timely filed, as provided by Applicable Law.  In the event Seller, the Investors or the Company pay any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement, the parties shall make such payments to each other as necessary to achieve the allocation of liability described above in this Section 6.01; provided that in no event shall the Company or any other member of the Company Group reimburse, bear or otherwise be liable for any Contribution Transfer Taxes.

(b)       The parties agree that the Company shall file an election under Section 754 of the Code for its first taxable year in existence and shall cause a Section 754 election to be maintained and in effect for the each taxable year Company.

(c)       The parties agree that, for U.S. federal and applicable state and local income Tax purposes, the Company shall determine the distributive shares of the Company’s items of income, gain, loss, deduction and credit for its taxable year that includes the Closing Date with respect to the Equity Interests transferred pursuant to Section 2.01 using the “interim closing of the books” method under Section 706(d) of the Code and Treasury Regulations Section 1.706-4 (and any similar provision of state or local Tax law), treating the Company’s books as closed as of the end of the day on the Closing Date.

Section 6.02. Tax Treatment.

(a)       Notwithstanding anything to the contrary herein, the parties intend, for U.S. federal income tax purposes, that the transaction described in Section 2.01 shall be treated as a sale of a partnership interest in the Company governed by Sections 741 and 751(a) of the Code to the extent permitted by Applicable Law (the “Intended Tax Treatment”).

(b)       The parties shall report the transactions described in Section 6.02(a) in a manner that is consistent with the Intended Tax Treatment and shall not take any position that is inconsistent with the Intended Tax Treatment in connection with any audit or other proceeding.

(c)       As soon as practicable (and in any event within 120 days) after the Closing Date, Seller shall deliver a statement (the “Valuation Statement”) to the Investors setting forth the fair market value and adjusted tax basis (as of immediately after the Closing) of each of the assets of the Company Group (including each of the Oro Assets) in a manner that is consistent with the principles of Sections 704(c), 707, 743, 751, 752, 755 and 1060 of the Code to the extent necessary (and in sufficient detail) to comply with such Code provisions and the Treasury Regulations promulgated thereunder.  If within 20 days after the delivery of the Valuation Statement, the Investors’ Representative notifies Seller in writing that it objects to the Valuation Statement, the Investors’ Representative and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days of such notice.  In the event that the Investors’ Representative and Seller are unable to resolve such dispute within such 20-day period, the Investors’ Representative and Seller shall jointly retain an independent nationally recognized accounting firm mutually acceptable to the Investors’ Representative and Seller (the “Accounting Referee”) to

resolve the disputed items, which resolution shall be final and binding on the parties.  Upon resolution of the disputed items, the Valuation Statement shall be adjusted to reflect such resolution.  The costs, fees and expenses of the Accounting Referee shall be borne equally by the Investors, on the one hand, and the Seller, on the other hand.

(d)       Seller and the Investors each agree to be bound by the Valuation Statement as finally determined pursuant to Section 6.02(c) and shall (and shall cause the Company Group and their respective Affiliates to) act in accordance with the Valuation Statement in the preparation, filing and audit of any Tax Return (including Internal Revenue Service Form 8308 and any statement required under Treasury Regulations Section 1.743-1(k)), and shall not take any position inconsistent therewith in any Tax Return, audit or other proceeding, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code.

Article 7
Survival; Indemnification

Section 7.01. Survival.  (a) The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided, that the representations and warranties contained in Section 3.18 shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations; provided, further, that the Hertz Fundamental Reps and the Investor Fundamental Reps shall survive indefinitely or until the latest date permitted by Applicable Law.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date, except for those covenants and agreements that are by their terms to be performed in whole or in part at or after the Closing, which covenants and agreements shall survive by their terms.  Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought or any other indemnification right set forth in Section 7.02 that contemplates a defined indemnification period under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences or shall survive following the indicated period in Section 7.02, if notice of the inaccuracy thereof giving rise to such right of indemnity or a claim for indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 7.02. Indemnification.  Effective at and after the Closing, Seller hereby indemnifies:

(a)       each of the Investors, any direct or indirect members of the Investors, and their respective successors and assigns and its and their respective Affiliates, directors, officers and employees (collectively, the “Investor Indemnified Parties”), against, and agrees to hold each of them harmless from, any and all out of pocket damages, losses, Taxes, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto), excluding (except to the extent paid to a third party in connection with a Third Party Claim) any damages based on a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) or any other financial metric (whether trailing, forward or otherwise), punitive, diminution in value, lost profits, speculative, remote, exemplary, special, incidental, indirect or consequential (or similar) damages, losses, liabilities or expenses except in each case to the extent recoverable under applicable principles of Delaware contract law because they were the natural, probable and reasonably foreseeable consequence of the relevant breach or action and were not occasioned by the special circumstances relating to the applicable indemnified party hereunder (“Damages”), incurred or suffered by any Investor Indemnified Party arising out of any breach or inaccuracy of the representations or warranties by Seller or the Company in this Agreement (a “Hertz Warranty Breach”) or any breach of covenant or agreement made or to be performed by Seller or the Company pursuant to this Agreement or, prior to the Closing, by the Company;

provided that (i) Seller shall not be liable for any Hertz Warranty Breach (other than with respect to fraud or breaches of Hertz Fundamental Reps or the representations and warranties contained in Section 3.18) unless such Hertz Warranty Breach involves Damages in excess of $25,000, and no such Damage in an amount below $25,000 shall be counted towards the Hertz Basket, (ii) Seller shall not be liable for any Hertz Warranty Breach (other than breaches of Hertz Fundamental Reps or the representations and warranties contained in Section 3.18) unless the aggregate amount of Damages with respect to all such Hertz Warranty Breaches exceeds the Hertz Basket and then only to the extent of such excess, (iii) Seller maximum liability for any and all Hertz Warranty Breaches (other than with respect to fraud or breaches of Hertz Fundamental Reps) shall not exceed the Hertz Cap and (iv) Seller shall not be liable under this Section 7.02 for any Taxes imposed with respect to any taxable period that is not a Pre-Closing Tax Period, except that this clause (iv) shall not limit Seller’s liability for (A) any Damages arising out of or resulting from any Hertz Warranty Breach of the representations and warranties contained in Section 3.18(k) or Section 3.18(l), or (B) any Transfer Taxes borne by Seller pursuant to Section 6.01(a).  Notwithstanding anything in this Agreement to the contrary, the indemnification obligations of Seller under this Section 7.02 (other than with respect to fraud or breaches of Hertz Fundamental Reps) shall be limited in the aggregate to an amount equal to $80,891,975.10.

(b)       Effective at and after the Closing, each of the Investors hereby (severally and not jointly) indemnifies:

(i)       Seller against and agree to hold each of them harmless from any and all Damages incurred or suffered by Seller (including as a result of their direct or indirect ownership of equity interests of the Company, including with respect to Damages incurred or suffered by the Company) arising out of  (A) any breach or inaccuracy of the representations or warranties by such Investor in this Agreement (an “Investor Warranty Breach”) or (B) any breach of covenant or agreement made or to be performed by such Investor pursuant to this Agreement;

provided, that (x) no Investor shall be liable for any Investor Warranty Breach (other than in the event of fraud or breaches of Investor Fundamental Reps) unless such Investor Warranty Breach involves Damages in excess of $25,000, and no such Damage in an amount below $25,000 shall be counted towards the Investor Basket, (y) the Investors shall not be liable for any Investor Warranty Breach (other than breaches of Investor Fundamental Reps) unless the aggregate amount of Damages with respect to all such Investor Warranty Breaches exceeds such Investor’s Percentage Interest of the Investor Basket and then only to the extent of such excess and (z) such Investor’s maximum liability for any Investor Warranty Breaches (other than in the event of fraud or breaches of Investor Fundamental Reps) shall not exceed such Investor’s Percentage Interest of the Investor Cap. Notwithstanding anything in this Agreement to the contrary, the indemnification obligations of Investor under this Section 7.02(b) (other than with respect to fraud or breaches of Investor Fundamental Reps) shall be limited in the aggregate to an amount equal to such Investor’s Percentage Interest of $80,891,975.10.

(c)       Solely for purposes of this Article 7 (including for determining whether or not any Hertz Warranty Breach or Investor Warranty Breach has occurred and the calculation of Damages) each representation and warranty contained in this Agreement (other than the representations and warranties contained in Section 3.09(a) and 3.10(a)) shall be read without regard to any materiality, Hertz Material Adverse Effect or Investor Material Adverse Effect qualifier or exception contained therein.

Section 7.03. Third Party Claim Procedures.

(a)       The party seeking indemnification under Section 7.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)       The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 7.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have not yet given notice of the Third Party Claim as provided above).

(c)       If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 7.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement (A) does not expressly completely and unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim, (B) imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates or (C) includes a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided, however, that, the Indemnifying Party shall not be entitled to assume control of such defense, and the reasonable fees and expenses of counsel retained by the Indemnified Party shall constitute Damages hereunder, if (1) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (2) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party provided that the Indemnifying Party shall not be entitled to assume control of such defense solely to the extent related to such injunctive or equitable relief is sought; (3) the Indemnified Party has been advised in writing by counsel that the representation of the Indemnified Party and the Indemnifying Party by the same counsel creates an actual or potential conflict of interest for such counsel or (4) the Indemnified Party gives written notice to the Indemnifying Party in the notice of claim that it wishes to retain control of the defense of such Third Party Claim and agrees to bear the costs of defense of such Third Party Claim and any losses arising out of such Third Party Claim.

(d)       Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 7.04. Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 7.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party within 15 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim.  If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 8.07.

Section 7.05. Calculation of Damages.

(a)       The amount of any Damages payable under this Article 7 by the Indemnifying Party shall be net of  (i)  any amounts actually recovered by the Indemnified Party under applicable insurance policies (net of costs), or from any other Person alleged to be responsible therefor and  (ii) the net Tax benefit actually realized by the Indemnified Party and its Affiliates as a result of the incurrence or payment of such Damages by the Indemnified Party, determined (x) on a “with-and-without basis” and (y) with respect to any net tax benefit that is allocated to a partner of the Company, such net tax benefit shall be treated as realized only when and to the extent that it results in an actual reduction in the amount of cash Taxes paid or payable by such partner (or any direct or indirect owner of such partner) (a “Tax Benefit”).  If the Indemnified Party or any of its Affiliates receive any Tax Benefits subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such Tax Benefits.  If the Indemnified Party actually receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.  The Indemnified Party shall use commercially reasonable efforts to submit any claims for recovery under applicable insurance policies, and shall use commercially reasonable efforts to seek any and all Tax credits or refunds to the extent such Tax credits or refunds would give rise to a Tax Benefit; provided, that in no event shall the Indemnified Party be required to (A) initiate, threaten or pursue any action, suit, proceeding or claim against any third party (other than the submission of insurance claims under applicable insurance policies and claims for Tax credits or refunds as expressly provided above), (B) make any payment to, or offer or grant any accommodation (financial or otherwise) to, any third party, or (C) take any action that the Indemnified Party determines in its reasonable discretion would be materially detrimental to its reputation, its relationship with any insurer or any other third party, or its future business prospects.

(b)       Subject to the proviso of Section 7.05(a), each Indemnified Party shall use commercially reasonable efforts to mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement.  If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

Section 7.06. Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 7.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

Section 7.07. Exclusivity.  Except as specifically set forth in this Agreement (including this Article 7), the Contribution Agreement and the Ancillary Agreements or in the event of fraud, effective as of the Closing, each of the parties waives any rights and claims such party may have against the other parties, whether in law or in equity, relating to the transactions contemplated hereby.  The rights and claims waived by each party include claims arising under or relating to Environmental Laws (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.  After the Closing, except for claims arising out of fraud or willful misconduct, Sections 7.02 and 8.14 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.  For the avoidance of doubt, nothing in this Section 7.07 shall limit the rights or remedies of the Investors under the Ancillary Agreements.

Section 7.08. Tax Treatment of Indemnification Payments.  Unless otherwise required by a final determination by the appropriate Taxing Authority, the parties agree to treat for all Tax purposes any amounts paid by an Indemnifying Party in respect of Damages described in Section 7.02 as an adjustment to the Investor Cash Payment Amount that was paid pursuant to Section 2.01.

Section 7.09. Set-Off Against Distributions.  The parties agree that any amounts finally determined by a court of competent jurisdiction or agreed in writing by the Indemnifying Party to be payable by it under Section 7.02 may be set-off against amounts otherwise distributable to such Indemnifying Party under the Post-Closing LLC Agreement, solely to the extent permitted by that agreement and after written notice specifying the basis and amount of the set-off.  No disputed amount may be set off pending its final determination.

Article 8
Miscellaneous

Section 8.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company or THC, to:

The Hertz Corporation
8501 Williams Road

Estero, Florida 33928
Attention: Adrian S. Nasr
E-mail:  [***]

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:  Michael Davis
E-mail:  michael.davis@davispolk.com

if to an Investor, the contact set forth on the signature page of such Investor with a copy to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Oliver Brahmst, Adam Cieply and Morgan Hollins

E-mail: oliver.brahmst@whitecase.com, adam.cieply@whitecase.com and morgan.hollins@whitecase.com or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.02. Amendments and Waivers.

(a)       Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03. Expenses.  Except as otherwise provided herein, all Transaction Expenses shall be paid by the party incurring such Transaction Expenses (and the Company shall have no obligation with respect to any Transaction Expenses); provided that, at (and conditioned upon) the Closing, the Company will reimburse the Investors for the documented legal fees and expenses owed to White & Case LLP in connection with the transactions contemplated by this Agreement up to $1,400,000.

Section 8.04. Successors and Assigns .  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, and any attempted or purported assignment, delegation or transfer in violation of this Section 8.04 shall be null and void ab initio.

Section 8.05. Investors’ Obligations.

(a)       All of the Investors’ rights and obligations hereunder are several, and except as otherwise specifically provided in this Agreement, any amounts payable by or to the Investors pursuant to this Agreement shall be paid in proportion to each Investor’s investment.  In no event shall any Investor be liable for any obligation of any other Investor hereunder, including any failure by any other Investor to fund its portion of the Investor Cash Payment Amount at Closing or to satisfy its indemnification obligations under Section 7.02(b).

(b)       Each Investor hereby irrevocably appoints the Lead Investor as its representative, agent and attorney-in-fact (the “Investors’ Representative”) for all purposes under this Agreement, including for purposes of (i) giving and receiving all notices, consents, waivers and other communications required or permitted to be given or received hereunder on behalf of any or all Investors, (ii) taking any action or exercising any right, power, privilege, remedy or discretion under this Agreement on behalf of any or all Investors (including determining whether to bring, settle, compromise or waive any claim under this Agreement, or agreeing to any amendment, modification or waiver of this Agreement), (iii) receiving service of process in connection with any claims under this Agreement, and (iv) engaging and paying for the services of attorneys, accountants and other advisors as the Investors’ Representative deems necessary or advisable in connection with the foregoing; provided, however, that, notwithstanding the foregoing, the Investors’ Representative shall not, without the prior written consent of each affected Investor, (A) agree to any amendment, modification or waiver of this Agreement that would (1) disproportionately and adversely affect such Investor relative to the other Investors, (2) increase such Investor’s funding, indemnification or other monetary obligations hereunder, or (3) modify such Investor’s Percentage Interest or its allocation of Equity Interests under Section 2.02, or (B) settle, compromise or waive any claim under this Agreement to the extent such settlement, compromise or waiver would (1) impose on such Investor any payment or other obligation other than a pro rata monetary payment within the limits of the Investor Basket and Investor Cap, (2) include any admission of liability or wrongdoing by such Investor, or (3) impose any injunctive or other equitable relief on such Investor.  Notwithstanding anything to the contrary in this Section 8.05, each Investor shall retain the right to independently (x) assert, defend, settle or compromise any claim for indemnification under Section 7.02 that solely relates to a breach of such Investor’s own representations, warranties or covenants or that solely affects such Investor, and (y) receive, concurrently with the Investors’ Representative, copies of all notices, certificates, claim notices and other communications delivered to or by the Investors’ Representative under this Agreement.  The Investors’ Representative shall act in good faith in exercising its authority under this Section 8.05 and shall promptly provide each other Investor with copies of all material communications, claim notices, settlement proposals and other material information received or sent by the Investors’ Representative in such capacity.  Each Investor agrees that such appointment is coupled with an interest and is irrevocable (subject to Section 8.05(e)), and that any action taken by the Investors’ Representative in accordance with the terms of this Agreement shall be binding upon each Investor as fully as if such Investor had taken such action directly.

(c)       Seller and the Company shall be entitled to rely, without further inquiry, upon any action taken by the Investors’ Representative, to the extent such action is within the scope of the Investors’ Representative’s authority as set forth in Section 8.05(b) as being duly authorized and binding upon each Investor, and neither Seller nor the Company shall have any obligation to inquire into the authority of the Investors’ Representative to act on behalf of any Investor.

(d)       The Investors’ Representative shall not have any liability to any Investor for any action taken or omitted to be taken by it under this Agreement, except in the case of the Investors’ Representative’s gross negligence, bad faith, willful misconduct, fraud or any action taken outside the scope of its authority as set forth in Section 8.05(b).  Each Investor shall, severally and not jointly, in accordance with its pro rata share of the investment, indemnify and hold harmless the Investors’ Representative against any loss, liability or expense incurred by the Investors’ Representative in connection with acting in such capacity, other than losses, liabilities or expenses resulting from the Investors’ Representative’s gross negligence, bad faith, willful misconduct, fraud or any action taken outside the scope of its authority as set forth in Section 8.05(b); provided that each Investor’s aggregate liability under this Section 8.05(d) shall not exceed such Investor’s Percentage Interest of $500,000.

(e)       The Investors’ Representative may be removed and replaced, at any time and from time to time, upon the written consent of Investors holding a majority of the aggregate Percentage Interests held by all Investors (excluding, for purposes of this calculation, the Percentage Interests held by any Investor then serving as, or affiliated with, the Investors’ Representative), by written notice to Seller, the Company and the then-serving Investors’ Representative, which notice shall designate one or more replacement Investors to act as the successor Investors’ Representative.  Any such removal and replacement shall be effective upon the later of (x) delivery of such notice and (y) the effective date specified in such notice.  Until Seller and the Company have received written notice of such removal and replacement, Seller and the Company shall be entitled to continue to rely on the acts of the then-serving Investors’ Representative as provided in Section 8.05(c).

Section 8.06. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of laws that would make the laws of another state applicable.

Section 8.07. Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby shall be brought in the courts of the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.08. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.09. Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto, the Investor Indemnified Parties and the Hertz Indemnified Parties, and their respective successors and assigns.

Section 8.10. Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 8.11. Intentionally omitted.

Section 8.12. Severability.  If any term, provision, covenant or restriction of this Agreement or any Ancillary Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the Ancillary Agreement, as applicable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement or the Ancillary Agreement, as applicable, so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby or by the Ancillary Agreement, as applicable, be consummated as originally contemplated to the fullest extent possible.

Section 8.13. Disclosure Schedule.  Seller has set forth information on its disclosure schedules (the “Hertz Disclosure Schedule”) in a section thereof that corresponds to the section of this Agreement to which it relates.  A matter set forth in one section of a disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the disclosure schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made.  The parties acknowledge and agree that the disclosure schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of the parties and the disclosure by a party of any matter in the applicable disclosure schedules shall not be deemed to constitute an acknowledgment by such party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 8.14. Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in the courts specified by Section 8.07, and appropriate injunctive relief may be applied for and granted in connection therewith, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy or that a remedy at law would be adequate.

Section 8.15. No Recourse.  Without limiting any party’s right to specifically enforce the terms and provisions of this Agreement, all causes of action or proceedings (whether in contract or in tort, in equity or at Applicable Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, preparation, execution, delivery, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be brought only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement in the preamble of this Agreement (each, a “Contracting Party”).  No Person who is not a Contracting Party, including any past, present or future direct or indirect equityholder, Related Party, Affiliate, officer, director, employee, agent, advisor or other representative of such Contracting Party or any Affiliate, officer, director, employee, agent, advisor or other representative of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability or other obligation (whether in contract or in tort, in equity or at Applicable Law, or granted by statute) for any cause of action or proceeding arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, preparation, execution, delivery, performance, or breach; and, to the maximum extent permitted by Applicable Law, each Contracting Party hereby waives and releases all such causes of action and proceedings against any such Non-Recourse Party.  Without limiting the generality of the foregoing, to the maximum extent permitted by Applicable Law, each Contracting Party hereby (a) waives and releases any and all causes of action or proceedings that may otherwise be brought in equity or at Applicable Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability or other obligation of any Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.  Notwithstanding the foregoing, nothing in this Section 8.15 shall (i) limit, impair or otherwise affect any right, claim or remedy of any Investor Indemnified Party or Hertz Indemnified Party under Article 7, (ii) limit any claim for fraud, (iii) preclude any party to any Ancillary Agreement from making any claim thereunder, to the extent permitted therein and pursuant to the terms thereof (and subject to the applicable limitations set forth therein), (iv) limit any party’s rights to specifically enforce the terms and provisions of this Agreement in accordance with Section 8.14 against the other parties hereto, or (v) limit, release, waive, impair or otherwise affect any right, claim, remedy, defense or interest that any Investor or any of its Affiliates has or may have against THC, Seller, the Company, any of their respective Affiliates or any other Person in any capacity other than as a party to this Agreement, including as a holder of any Equity Interests, debt securities, indebtedness or other securities of THC, Seller, the Company or any of their respective Affiliates, or as a counterparty under any other Contract (including any Ancillary Agreement) with any such Person.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE HERTZ CORPORATION

By:	/s/ W. Gil West
	Name:	W. Gil West
	Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CK ORO, LLC
By: CK Opportunities GP, LLC, its general partner

By:	/s/ Laura Torrado
	Name:	Laura Torrado
	Title:	Authorized Signatory

By:	/s/ Tom LaMacchia
	Name:	Tom LaMacchia
	Title:	Authorized Signatory

Notice to be provided to:

Contact: Adam Zirkin and Laura Torrado

Address: c/o Knighthead Capital Management, LLC,

320 Park Avenue, 28th Floor,

New York, NY 10022

Email: [***]

Contact: Michael Friedberg

Address: c/o Knighthead Capital Management, LLC,

320 Park Avenue, 28th Floor,

New York, NY 10022

Email: [***]

Contact: Tom LaMacchia

Address: c/o Certares Management LLC,

350 Madison Avenue, 8th Floor,

New York, NY 10017

Email: [***]

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KDOF ORO, LLC

By:	/s/ Laura Torrado
	Name:	Laura Torrado
	Title:	Authorized Signatory

Notice to be provided to:

Contact: Adam Zirkin and Laura Torrado

Address: c/o Knighthead Capital Management, LLC,

320 Park Avenue, 28th Floor,

New York, NY 10022

Email: [***]

Contact: Michael Friedberg

Address: c/o Knighthead Capital Management, LLC,

320 Park Avenue, 28th Floor,

New York, NY 10022

Email: [***]

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KHAL BRIDGER, INC.

By:	/s/ Laura Torrado
	Name:	Laura Torrado
	Title:	Authorized Signatory

Notice to be provided to:

Contact: Adam Zirkin and Laura Torrado

Address: c/o Knighthead Capital Management, LLC,

320 Park Avenue, 28th Floor,

New York, NY 10022

Email: [***]

Contact: Michael Friedberg

Address: c/o Knighthead Capital Management, LLC,

320 Park Avenue, 28th Floor,

New York, NY 10022

Email: [***]

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KH BLUESTEM KMF, LLC

By:	/s/ Laura Torrado
	Name:	Laura Torrado
	Title:	Authorized Signatory

Notice to be provided to:

Contact: Adam Zirkin and Laura Torrado

Address: c/o Knighthead Capital Management, LLC,

320 Park Avenue, 28th Floor,

New York, NY 10022

Email: [***]

Contact: Michael Friedberg

Address: c/o Knighthead Capital Management, LLC,

320 Park Avenue, 28th Floor,

New York, NY 10022

Email: [***]

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KNIGHTHEAD (NY) FUND, L.P.

By: Knighthead Capital Management, LLC, its investment advisor

By:	/s/ Laura Torrado
	Name:	Laura Torrado
	Title:	General Counsel

Notice to be provided to:

Contact: Adam Zirkin and Laura Torrado

Address: c/o Knighthead Capital Management, LLC,

320 Park Avenue, 28th Floor,

New York, NY 10022

Email: [***]

Contact: Michael Friedberg

Address: c/o Knighthead Capital Management, LLC,

320 Park Avenue, 28th Floor,

New York, NY 10022

Email: [***]

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KHMO ORO, LLC

By:	/s/ Laura Torrado
	Name:	Laura Torrado
	Title:	Authorized Signatory

Notice to be provided to:

Contact: Adam Zirkin and Laura Torrado

Address: c/o Knighthead Capital Management, LLC,

320 Park Avenue, 28th Floor,

New York, NY 10022

Email: [***]

Contact: Michael Friedberg

Address: c/o Knighthead Capital Management, LLC,

320 Park Avenue, 28th Floor,

New York, NY 10022

Email: [***]

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GCM GROSVENOR STRATEGIC CREDIT, L.P.

By: GCM Investments GP, LLC, its Managing Member

By:	/s/ Nicole McIlree
	Name:	Nicole McIlree
	Title:	Authorized Signatory

Notice to be provided to: Contact: SIG Operations & GCM Legal Address: 900 North Michigan Avenue, Suite 1100, Chicago, IL 60611 Email: [***]

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CPV ORO, LLC

By: CPV Holdings II, LLC, its managing member

By:	/s/ Jason Colombo
	Name:	Jason Colombo
	Title:	Authorized Signatory

Notice to be provided to: Contact: Andrew B. Cohen; Nancy Hung Address: c/o Cohen Private Ventures, LLC 55 Hudson Yards 24th Floor New York, New York 10001 Email: [***]

[Signature Page to Purchase Agreement]

EXHIBIT A

FORM OF POST-CLOSING LLC AGREEMENT

[Omitted]

EXHIBIT B

FORM OF HERTZ SERVICES AGREEMENT

[Omitted]

EXHIBIT C

FORM OF EQUITY PLAN

[Omitted]

EXHIBIT D

FORM OF ASSIGNMENT INSTRUMENT

[Omitted]